Exhibit 99.1

Chrysler Group LLC Reports November 2013 U.S. Sales Increased 16 Percent;

Best November Sales Since 2007

•	44th-consecutive month of year-over-year sales gains
•	Chrysler, Jeep®, Dodge and Ram Truck brands each post sales increases in November compared with same month a year ago
•	Jeep brand posts best November sales ever with 30 percent sales gain
•	All-new 2014 Jeep Cherokee SUV records strong first full month of sales with 10,169 units sold
•	Jeep Wrangler, Jeep Patriot, and Dodge Dart each post sales record for month of November
•	Chrysler Town & Country sales up 70 percent; best November sales since 2007
•	Seven Chrysler Group vehicles, representing each vehicle brand, have earned a 2014 Best Buy from Consumers Digest

Auburn Hills, Mich., Dec. 3, 2013 – Chrysler Group LLC today reported U.S. sales of 142,275 units, a 16 percent increase compared with sales in November 2012 (122,565 units), and the group’s best November sales since 2007.

The Chrysler, Jeep®, Dodge and Ram Truck brands each posted year-over-year sales gains in November compared with the same month a year ago. The Jeep brand’s 30 percent increase was the largest sales gain of any Chrysler Group brand during the month. Chrysler Group extended its streak of year-over-year sales gains to 44-consecutive months in November.

“Our all-new Jeep Cherokee is off to a terrific start with more than 10,169 units sold in its first full month on sale,” said Reid Bigland, Head of U.S. Sales. “Our launch emphasis on Jeep Cherokee quality is now being rewarded with brisk sales and helping Chrysler Group achieve our 44th-consecutive month of year-over-year sales growth.”

In its first full month of sales, the all-new 2014 Jeep Cherokee mid-size SUV recorded sales of 10,169 units. The addition of the Cherokee to the product lineup helped the Jeep brand attain its best November sales ever. In addition, the Jeep Grand Cherokee, Jeep Wrangler, Jeep Patriot and Jeep Compass each posted year-over-year sales gains in November, led by the 31 percent increase in Compass sales.

Four Chrysler Group vehicles set sales records during the month of November. The Wrangler, Patriot, Dodge Dart, and Ram Cargo Van each recorded their best November sales ever. The Dart compact car achieved its record with a 44 percent year-over-year sales gain.

Chrysler Group finished the month with a 91 days supply of inventory (500,536 units). U.S. industry sales figures for November are internally projected at an estimated 16.3 million units Seasonally Adjusted Annual Rate (SAAR).

November 2013 U.S. Sales Highlights by Brand

Jeep® Brand

Jeep brand sales were up 30 percent in November, its best November sales ever and the first full month of sales of the all-new 2014 Jeep Cherokee. Jeep brand dealers sold 10,169 units of the new Cherokee during November, and greater numbers of the mid-size SUV continue to arrive in dealership showrooms across the country. The Cherokee was named in November as one of the Top 10 Cars for Hispanic families by the jurors of the Hispanic Motor Press Awards.

The Jeep brand’s 30 percent increase was the largest percentage sales gain of any Chrysler Group brand in November. The Jeep Compass, Jeep Patriot, Jeep Wrangler, and Jeep Grand Cherokee each posted year-over-year sales gains in the month. The Compass, with its 31 percent increase, recorded the largest percentage sales gain of any Jeep brand model in November.

The Wrangler and Patriot each posted their best November sales ever. The Wrangler last month picked up two 2014 Best Resale Value Awards from Kelley Blue Book. For the third-consecutive year, the Wrangler won the Best Resale Value Award in the Compact SUV/Crossover category, and earned a spot on the Top 10 list of vehicles with the best resale value for the fourth-consecutive year.

The Grand Cherokee, with its 9 percent year-over-year increase, posted its best November sales performance since 2003. The Grand Cherokee, the most awarded SUV ever, added another honor in November when it earned a Midsize SUV Best Buy from Consumers Digest.

Ram Truck Brand

Sales of the Ram pickup truck were up 22 percent in November, its 43rd-consecutive month of year-over-year sales gains and its best November sales since 2003. Sales of the Ram Light Duty pickups were up 18 percent, while Ram Heavy Duty sales increased 26 percent. The Crew Cab models posted the largest percentage sales gains in November.

The Ram Truck brand, which now includes sales of the all-new 2014 Ram ProMaster van, was up 25 percent in November, compared with the same month a year ago. The ProMaster van went on sale in the U.S. in October. The ProMaster and the Ram 1500 EcoDiesel each were named Top 10 Cars of 2014 for Hispanic Families by jurors of the Hispanic Motor Press Awards. The Ram 1500 EcoDiesel earned the top spot in the Diesel category, while the ProMaster took top honors in the Commercial Vehicle category. In addition, the Ram 1500 earned a 2014 Best Buy from Consumers Digest in the Full-Size Pickup segment, and a Best Buy from the automotive experts at Consumer Guide Automotive in November.

In its second month on sale, ProMaster sales were up 45 percent compared with the previous month of October. The Ram Cargo Van had its best November sales ever with its 7 percent year-over-year sales gain.

Chrysler Brand

Chrysler brand sales were up 12 percent, compared with the same month a year ago. It was the brand’s best November sales performance since 2007. Sales of the award-winning Chrysler Town & Country were up 70 percent, the minivan’s best November sales in six years. Consumers Digest named the Town & Country and the Chrysler 300 as Best Buys for 2014. The automotive editors at Consumers Digest drive Best Buy contenders in a range of circumstances and conditions and evaluate vehicle characteristics such as acceleration, ride quality, fuel economy, fit and finish, styling, and interior ergonomics. The Town & Country picked up a second Best Buy last month in the Minivan category from the automotive experts at Consumer Guide Automotive.

Dodge Brand

Dodge brand sales were up 4 percent, the brand’s best November sales since 2007 and its 30th-consecutive month of year-over-year sales gains. The Dodge Dart compact sedan recorded its best November sales ever. The Dart’s 44 percent increase was the largest percentage sales gain of any Dodge brand vehicle during the month. Sales of the Dodge Durango full-size SUV were up 36 percent compared with the same month a year ago, extending its run of year-over-year sales gains to 13-consecutive months. It was the Durango’s best November sales in seven years.

Sales of the Dodge Charger were up 11 percent, the sport sedan’s best November sales since 2007. To celebrate 100 years of Dodge performance and heritage, the brand is offering special editions of two of its most iconic vehicles. New 2014 Dodge Charger and Dodge Challenger 100th Anniversary Editions will arrive at dealerships in the first quarter of 2014. The Charger and Challenger 100th Anniversary Editions celebrate the brand’s centennial with unique style, technology and commemorative features, including an exclusive owner’s kit. The Challenger, which set an all-time sales record in March this year, earned a spot on Kelley Blue Book’s Top 10 list of 2014 vehicles with the best resale value.

Three Dodge vehicles each earned a Best Buy in November from the automotive experts at Consumer Guide Automotive. The Durango earned its Best Buy in the Large SUV category, while the Dodge Grand Caravan was a Best Buy in the Minivan category. Grand Caravan sales were up 12 percent in November, the minivan’s best November sales since 2007. The Dodge Journey earned its Best Buy in the Mid-Size Crossover category.

FIAT Brand

FIAT brand sales were down in November compared with the same month a year ago. But the brand has recorded eight months of year-over-year sales gains during 2013. The Fiat 500e all-electric vehicle in November earned a spot on the Top 10 Cars of

2014 for Hispanic Families, a list prepared by the jurors of the Hispanic Motor Press Awards. The 10-person panel of judges is made up of highly-respected Hispanic-market journalists, many with automotive backgrounds, as well as Hispanic leaders in the automotive industry. In addition, the 500e was named “Best Electric Car of 2013” by Road & Track magazine. These awards are the latest in a recent string of honors accorded the 500e, having been named best electric vehicle by Spanish-language automotive radio show, Ruedas ESPN, and “top electric vehicle” in the Northwest Automotive Press Association’s “Drive Revolution” green car competition.

Chrysler Group LLC U.S. Sales Summary Thru November 2013

	Month Sales		Vol %	Sales CYTD		Vol %
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	2,138	3,603	-41%	33,510	40,065	-16%
500L	937	0	NEW	5,981	0	NEW
FIAT BRAND	3,075	3,603	-15%	39,491	40,065	-1%
200	5,621	7,371	-24%	116,828	116,396	0%
300	4,115	4,759	-14%	52,843	63,572	-17%
Town & Country	11,288	6,636	70%	112,551	102,486	10%
CHRYSLER BRAND	21,024	18,766	12%	282,222	282,454	0%
Compass	3,547	2,715	31%	49,459	37,104	33%
Patriot	5,148	4,174	23%	69,639	57,444	21%
Wrangler	11,753	10,337	14%	143,474	130,124	10%
Liberty	0	4,202	-100%	6,101	71,975	-92%
Grand Cherokee	14,798	13,619	9%	157,758	137,613	15%
Cherokee	10,169	0	NEW	10,748	0	NEW
JEEP BRAND	45,415	35,047	30%	437,179	434,260	1%
Caliber	0	32	-100%	45	10,145	-100%
Dart	6,486	4,489	44%	77,939	19,199	306%
Avenger	4,887	7,132	-31%	88,892	89,507	-1%
Charger	6,985	6,316	11%	88,191	74,725	18%
Challenger	2,757	2,868	-4%	48,590	39,177	24%
Viper	41	0	NEW	536	20	NEW
Journey	5,155	6,569	-22%	76,317	71,875	6%
Caravan	9,614	8,578	12%	112,793	127,308	-11%
Nitro	0	0		0	3,269
Durango	5,581	4,091	36%	55,351	37,373	48%
DODGE BRAND	41,506	40,075	4%	548,654	472,598	16%
Dakota	0	0		0	490
Ram P/U	29,635	24,337	22%	322,268	263,152	22%
Cargo Van	792	737	7%	8,149	6,401	27%
ProMaster Van	828	0	NEW	1,398	0	NEW
RAM BRAND	31,255	25,074	25%	331,815	270,043	23%

TOTAL CHRYSLER GROUP LLC	142,275	122,565	16%	1,639,361	1,499,420	9%

TOTAL CAR	33,967	36,570	-7%	513,355	452,806	13%
TOTAL TRUCK	108,308	85,995	26%	1,126,006	1,046,614	8%